--------
                                    FORM 3
                                   --------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
--------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*
     Leu, Werner c/o UFH Endowment Ltd.
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)
     Drescheweg 2, Postfach 828
     --------------------------------------------------------------------
                                    (Street)
     Vaduz                       Liechtenstein                    FL-9490
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                       9/30/97
--------------------------------------------------------------------------------

 3. IRS or Social Security Number of Reporting Person (Voluntary)

--------------------------------------------------------------------------------

 4. Issuer Name and Ticker or Trading Symbol

    Diamond Entertainment Corporation ("DMEC")
--------------------------------------------------------------------------------



 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [   ]  Director                       [ x ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

--------------------------------------------------------------------------------

 6. If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------

 7. Individual or Joint/Group Filing (Check Applicable Box)
    [ X ] Form filed by One Reporting Person
    [   ] Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. Title of     |  2. Amount of Securities  | 3. Ownership Form: | 4. Nature of
   Security     |     Beneficially Owned    |    Direct (D) or   |    Indirect
   (Instr. 4)   |      (Instr. 4)           |     Indirect (I)   |    Beneficial
                |                           |     (Instr. 5)     |    Ownership
--------------------------------------------------------------------------------
  Common Stock  |     2,685,312 shares      |         D          |
--------------------------------------------------------------------------------
                |                           |                    |
--------------------------------------------------------------------------------
                |                           |                    |
--------------------------------------------------------------------------------
                |                           |                    |
--------------------------------------------------------------------------------
                |                           |                    |
--------------------------------------------------------------------------------
                |                           |                    |
--------------------------------------------------------------------------------
                |                           |                    |
--------------------------------------------------------------------------------
                |                           |                    |
--------------------------------------------------------------------------------

Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(iv).
                            (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1473 (7/96)


FORM 3 (continued)       Table II -- Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------
1. Title of Derivative          | 2. Date Exercisable and Expiration Date
    Security (Instr. 4)         |    (Month/Day/Year)
                                |-----------------------------------------------
                                |  Date Exercisable  |  Expiration Date
--------------------------------------------------------------------------------
                                |                    |
a)10% Convertible Promissory    |      10/31/97      |     10/31/98
             Note               |                    |
--------------------------------------------------------------------------------
                                |                    |
b)                              |                    |
                                |                    |
--------------------------------------------------------------------------------
                                |                    |
c)                              |                    |
                                |                    |
--------------------------------------------------------------------------------
                                |                    |
d)                              |                    |
                                |                    |
================================================================================


================================================================================
3. Title and Amount of     | 4. Conversion or   | 5. Ownership  | 6. Nature of
   Securities Underlying   |    Exercise Price  |    Form of    |    Indirect
   Derivative Security     |    of Derivative   |    Derivative |    Beneficial
   (Instr. 4)              |    Security        |    Security:  |    Ownership
---------------------------|                    |    Direct (D) |    (Instr. 5)
            |  Amount or   |                    |       or      |
            |  Number of   |                    |   Indirect (I)|
  Title     |   Shares     |                    |    (Instr. 5) |
--------------------------------------------------------------------------------
            |              |                    |               |
a)Common    |  2,685,312   | 35% discount off   |       D       |
  Stock     |              |  closing bid price |               |
--------------------------------------------------------------------------------
            |              |                    |               |
b)          |              |                    |               |
            |              |                    |               |
--------------------------------------------------------------------------------
            |              |                    |               |
c)          |              |                    |               |
            |              |                    |               |
--------------------------------------------------------------------------------
            |              |                    |               |
d)          |              |                    |               |
            |              |                    |               |
--------------------------------------------------------------------------------
Explanation of Responses: The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of
Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this
Statement is legally required to be filed by such person.

** Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

              /s/  Werner Leu                             September 30, 1997
------------------------------------------------------    ------------------
            **Signature of Reporting Person                     Date
                   Werner Leu

                                                                          Page 2
                                                                 SEC 1473 (7/96)


